Exhibit 99.1

Joint Filer Information

Name:	Robert M. Gans

Address:	617 Eleventh Avenue, New York, NY 10036

Designated Filer:	Mitchell’s East LLC

Issuer & Ticker Symbol:	Scores Holding Company, Inc. (SCRH.OB)

Date of Event Requiring Statement:	January 27, 2009

Signature:	/s/ Robert M. Gans